Exhibit 99.1

Contacts:	Michael Mitchell (Media)	Shep Dunlap (Investors)
	+1 847 943 5678	+1 847 943 5454
	news@mdlz.com	ir@mdlz.com

Mondelēz International Appoints Debra Crew and

Peter May to Board of Directors; Nelson Peltz to Step Down

DEERFIELD, Ill., Feb. 13, 2018 – Mondelēz International today announced it has appointed Debra Crew, former President and CEO, Reynolds American, and Peter May, President and a Founding Partner of Trian Fund Management, L.P. (“Trian”), to the company’s Board of Directors effective March 1, 2018. Nelson Peltz, CEO and a Founding Partner of Trian, who has been a director since 2014, has informed the company that he will be stepping down on that same date to devote more time to other Board commitments.

“We welcome Debra and Peter to our Board and look forward to their contributions,” said Chairman Irene Rosenfeld. “We also thank Nelson, who was a valued and constructive Director and made significant contributions to our Board and our business. We wish him all the best.”

“Debra and Peter bring strong operational and financial track records, which will benefit both our Board and our company,” said Chief Executive Officer Dirk Van de Put. “I look forward to working with both of them, as well as our other Directors, as we enter our next chapter.”

“I am pleased with the progress the company has made over the last several years under Irene’s leadership,” said Peltz. “As a large shareholder, Trian remains a strong believer in the future success of Mondelēz International. The company is well positioned to continue to create value for its shareholders under Dirk who became CEO in November 2017.”

Crew began her more than 20-year career in consumer packaged goods at Kraft Foods in 1993. She went on to hold positions of increasing responsibility at a number of global food and beverage companies, including Nestlé S.A., Mars, Inc. and PepsiCo. Crew served as President and General Manager, PepsiCo North America Nutrition, President, PepsiCo Americas Beverages, and President, Western European Region of PepsiCo Europe. Most recently, she was President and CEO of Reynolds American, which was acquired by British American Tobacco in 2017. Crew also served as a captain in the U.S. Army in military intelligence.

May has been President and a Founding Partner of Trian since 2005, and he currently serves as the non-executive Vice Chairman of The Wendy’s Company. From 2008 to 2017, May served as a director of Tiffany & Co., and from 1993 to 2007, he served as President, Chief Operating Officer and a director of Triarc Companies, Inc., which during that period of time owned Arby’s Restaurant Group, Inc. and the Snapple Beverage Group, as well as other consumer and industrial businesses. From 1983 to 1988, May was President and Chief Operating Officer and a director of Triangle Industries, Inc., the largest packaging company in the world and a Fortune 100 industrial company, when that company was acquired by Pechiney, S.A., a leading international metals and packaging company.

About Mondelēz International

Mondelēz International, Inc. (NASDAQ:MDLZ) is building the best snacking company in the world, with 2017 net revenues of approximately $26 billion. Creating more moments of joy in approximately 160 countries, Mondelēz International is a world leader in biscuits, chocolate, gum, candy and powdered beverages, featuring global Power Brands such as Oreo and belVita biscuits; Cadbury Dairy Milk and Milka chocolate; and Trident gum. Mondelēz International is a proud member of the Standard and Poor’s 500, NASDAQ 100 and Dow Jones Sustainability Index. Visit www.mondelezinternational.com or follow the company on Twitter at www.twitter.com/MDLZ.

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